# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: HEARTFLOW, INC., CIK 0001464521
CUSIP: 42238D107
Title of class of securities: Class A Common Stock, $0.001 par value
Address of issuer's principal executive offices: 331 E. Evelyn Avenue, Mountain View, California (CA), 94041
Date of event which requires filing of this statement: 09/30/2025
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001666853

## Reporting persons
- Hayfin Management Holdings Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 5,283,264; sole dispositive power 0; shared dispositive power 5,283,264; aggregate amount beneficially owned 5,283,264 (6.2% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 3,635,597 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 1,647,667 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 1,646,317 shares of Class A Common Stock.
  
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Heartflow UK Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 3,635,597; sole dispositive power 0; shared dispositive power 3,635,597; aggregate amount beneficially owned 3,635,597 (4.3% of the class)
  Comment: The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Tourmaline LuxCo S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 1,647,667; sole dispositive power 0; shared dispositive power 1,647,667; aggregate amount beneficially owned 1,647,667 (1.9% of the class)
  Comment: Row 6, Row 8 and Row 9 represent 1,647,667 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 1,646,317 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Healthcare Opportunities Fund GP S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 1,267,181; sole dispositive power 0; shared dispositive power 1,267,181; aggregate amount beneficially owned 1,267,181 (1.5% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 1,061,221 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 205,960 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 205,791 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Healthcare Opportunities Invest LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 1,267,181; sole dispositive power 0; shared dispositive power 1,267,181; aggregate amount beneficially owned 1,267,181 (1.5% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 1,061,221 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 205,960 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 205,791 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin SOF III GP S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 1,174,580; sole dispositive power 0; shared dispositive power 1,174,580; aggregate amount beneficially owned 1,174,580 (1.4% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 549,941 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 624,639 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 624,127 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Special Opportunities Fund III SCSp: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 1,174,580; sole dispositive power 0; shared dispositive power 1,174,580; aggregate amount beneficially owned 1,174,580 (1.4% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 549,941 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 624,639 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 624,127 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Hostplus GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 123,243; sole dispositive power 0; shared dispositive power 123,243; aggregate amount beneficially owned 123,243 (0.1% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 56,691 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 66,552 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 66,498 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Hostplus LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 123,243; sole dispositive power 0; shared dispositive power 123,243; aggregate amount beneficially owned 123,243 (0.1% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 56,691 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 66,552 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 66,498 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Chief GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 236,807; sole dispositive power 0; shared dispositive power 236,807; aggregate amount beneficially owned 236,807 (0.3% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 164,624 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 72,183 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 72,125 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Chief LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 236,807; sole dispositive power 0; shared dispositive power 236,807; aggregate amount beneficially owned 236,807 (0.3% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 164,624 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 72,183 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 72,125 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- SunHay GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 217,086; sole dispositive power 0; shared dispositive power 217,086; aggregate amount beneficially owned 217,086 (0.3% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 92,297 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 124,789 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 124,687 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- SunHay LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 217,086; sole dispositive power 0; shared dispositive power 217,086; aggregate amount beneficially owned 217,086 (0.3% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 92,297 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 124,789 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 124,687 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Big Cypress GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 246,672; sole dispositive power 0; shared dispositive power 246,672; aggregate amount beneficially owned 246,672 (0.3% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 171,481 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 75,191 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 75,129 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Big Cypress LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 246,672; sole dispositive power 0; shared dispositive power 246,672; aggregate amount beneficially owned 246,672 (0.3% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 171,481 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 75,191 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 75,129 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Hamilton GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 97,498; sole dispositive power 0; shared dispositive power 97,498; aggregate amount beneficially owned 97,498 (0.1% of the class)
  Comment: The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Hamilton LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 97,498; sole dispositive power 0; shared dispositive power 97,498; aggregate amount beneficially owned 97,498 (0.1% of the class)
  Comment: The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Opal 2020 GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 968,606; sole dispositive power 0; shared dispositive power 968,606; aggregate amount beneficially owned 968,606 (1.1% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 401,112 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 166,382 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 166,245 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Opal 2020 (A) LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 241,179; sole dispositive power 0; shared dispositive power 241,179; aggregate amount beneficially owned 241,179 (0.3% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 174,627 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 66,552 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 66,498 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Opal 2020 (B) LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: United Kingdom (X0); member of a group; sole voting power 0; shared voting power 326,315; sole dispositive power 0; shared dispositive power 326,315; aggregate amount beneficially owned 326,315 (0.4% of the class)
  Comment: Row 6, Row 8 and Row 9 represent (1) 226,485 shares of Class A Common Stock indirectly held on behalf of the Reporting Person and (2) 99,830 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 99,747 shares of Class A Common Stock
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin SOF II GP Limited: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 311,971; sole dispositive power 0; shared dispositive power 311,971; aggregate amount beneficially owned 311,971 (0.4% of the class)
  Comment: Row 6, Row 8 and Row 9 represent 311,971 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 311,715 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Special Opportunities Fund II LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); member of a group; sole voting power 0; shared voting power 311,971; sole dispositive power 0; shared dispositive power 311,971; aggregate amount beneficially owned 311,971 (0.4% of the class)
  Comment: Row 6, Row 8 and Row 9 represent 311,971 shares of Class A Common Stock subject to warrants indirectly held on behalf of the Reporting Person. Subsequent to September 30, 2025, on October 27, 2025, such warrants were exercised on a net-exercise basis, resulting in the issuance of 311,715 shares of Class A Common Stock.
  The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin SOF III AIV GP S.a.r.l.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Luxembourg (N4); member of a group; sole voting power 0; shared voting power 1,040,732; sole dispositive power 0; shared dispositive power 1,040,732; aggregate amount beneficially owned 1,040,732 (1.2% of the class)
  Comment: The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin AUS AIV LP - Hostplus Series: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 100,209; sole dispositive power 0; shared dispositive power 100,209; aggregate amount beneficially owned 100,209 (0.1% of the class)
  Comment: The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin Special Opportunities Fund III AIV LP: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 798,665; sole dispositive power 0; shared dispositive power 798,665; aggregate amount beneficially owned 798,665 (0.9% of the class)
  Comment: The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.
- Hayfin AUS AIV LP - AUS SOF III Series: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 141,858; sole dispositive power 0; shared dispositive power 141,858; aggregate amount beneficially owned 141,858 (0.2% of the class)
  Comment: The percentage ownership reported in Row 11 was calculated based upon an aggregate of 85,158,719 shares of Class A Common Stock outstanding as of October 31, 2025 as reported in Heartflow, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 12, 2025.

## Item 1. Issuer
Name of issuer: HEARTFLOW, INC.
Address of issuer's principal executive offices: 331 E. Evelyn Avenue Mountain View, California 94041

## Item 2. Person Filing
Name of person filing:
Hayfin Management Holdings Limited
Hayfin Heartflow UK Limited
Hayfin Tourmaline LuxCo S.a.r.l.
Hayfin Healthcare Opportunities Fund GP S.a.r.l.
Hayfin Healthcare Opportunities Invest LP
Hayfin SOF III GP S.a.r.l.
Hayfin Special Opportunities Fund III ScSp
Hayfin Hostplus GP Limited
Hayfin Hostplus LP
Hayfin Chief GP Limited
Hayfin Chief LP
SunHay GP Limited
SunHay LP
Hayfin Big Cypress GP Limited
Hayfin Big Cypress LP
Hayfin Hamilton GP Limited
Hayfin Hamilton LP
Hayfin Opal 2020 GP Limited
Hayfin Opal (A) LP
Hayfin Opal (B) LP
Hayfin SOF II GP Limited
Hayfin SOF II GP LP
Hayfin Special Opportunities Fund II LP
Hayfin SOF III AIV GP S.a.r.l.
Hayfin AUS AIV LP - Hostplus Series
Hayfin Special Opportunities Fund III AIV LP
Hayfin AUS AIV LP AUS SOF III Series
Address of principal business office or, if none, residence:
The principal business office of Hayfin Management Holdings Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Heartflow UK Limited and each of its executive officers is:

65 Davies Street
London W1K 5JL
England

The principal business office of Hayfin Tourmaline LuxCo S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Healthcare Opportunities Fund GP S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Healthcare Opportunities Invest LP and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

The principal business office of Hayfin SOF III GP S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Special Opportunities Fund III ScSp and each of its executive officers is:

15 Boulevard F.W. Raffeisen
L-2411 Luxembourg

The principal business office of Hayfin Hostplus GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Hostplus LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Chief GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Chief LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of SunHay GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of SunHay LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Big Cypress GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Big Cypress LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Hamilton GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Hamilton LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Opal 2020 GP Limited and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Opal 2020 (A) LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin Opal 2020 (B) LP and each of its executive officers is:

One Nexus Way
Camana Bay
George Town, Grand Cayman KY1-9005
Cayman Islands

The principal business office of Hayfin SOF II GP Limited and each of its executive officers is:

Walkers Corporate Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands

The principal business office of Hayfin Special Opportunities Fund II LP and each of its executive officers is:

Walkers Corporate Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9008
Cayman Islands

The principal business office of Hayfin SOF III AIV GP S.a.r.l. and each of its executive officers is:

15 Boulevard F.W. Raiffeisen
L-2411 Luxembourg

The principal business office of Hayfin AUS AIV LP - Hostplus Series, and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, Delaware 19801

The principal business office of Hayfin Special Opportunities Fund III AIV LP and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, Delaware 19801

The principal business office of Hayfin AUS AIV LP - AUS SOF III Series, and each of its executive officers is:

c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, Delaware 19801
Citizenship:
Hayfin Management Holdings Limited is a Cayman Islands exempted company.
Hayfin Heartflow UK Limited is a limited company incorporated in England and Wales.
Hayfin Tourmaline LuxCo S.a.r.l.is a limited liability company incorporated in Luxembourg.
Hayfin Healthcare Opportunities Fund GP S.a.r.l. is a limited liability company incorporated in Luxembourg.
Hayfin Healthcare Opportunities Invest LP is a Delaware limited partnership.
Hayfin SOF III GP S.a.r.l. is a limited liability company incorporated in Luxembourg.
Hayfin Special Opportunities Fund III ScSp is a special limited partnership organized in Luxembourg.
Hayfin Hostplus GP Limited is a limited company incorporated in England and Wales.
Hayfin Hostplus LP is a limited partnership organized in England and Wales.
Hayfin Chief GP Limited is a Cayman Islands exempted company.
Hayfin Chief LP a Cayman Islands limited partnership.
SunHay GP Limited is a Cayman Islands exempted company.
SunHay LP is a limited partnership organized in England and Wales.
Hayfin Big Cypress GP Limited is a Cayman Islands exempted company.
Hayfin Big Cypress LP is a Cayman Islands limited partnership.
Hayfin Hamilton GP Limited is a Cayman Islands exempted company.
Hayfin Hamilton LP is a limited partnership organized in England and Wales.
Hayfin Opal 2020 GP Limited is a Cayman Islands exempted company.
Hayfin Opal (A) LP is a limited partnership organized in England and Wales.
Hayfin Opal (B) LP is a limited partnership organized in England and Wales.
Hayfin SOF II GP Limited is a Cayman Islands exempted company.
Hayfin Special Opportunities Fund II LP is a Cayman Islands limited partnership.
Hayfin SOF III AIV GP S.a.r.l. is a limited liability company incorporated in Luxembourg.
Hayfin AUS AIV LP - Hostplus Series, is a Delaware limited partnership.
Hayfin Special Opportunities Fund III AIV LP is a Delaware limited liability company.
Hayfin AUS AIV LP - AUS SOF III Series, is a Delaware limited liability company.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
(a) The reporting persons own an aggregate of 5,283,264 shares of Class A Common Stock of Heartflow, Inc. Direct ownership of such shares by the reporting persons is as follows:

Hayfin Management Holdings Limited: 0
Hayfin Heartflow UK Limited: 3,635,597
Hayfin Tourmaline LuxCo S.a.r.l.: 1,647,667 (subject to warrants held by the Reporting Person)
Hayfin Healthcare Opportunities Fund GP S.a.r.l.: 0
Hayfin Healthcare Opportunities Invest LP: 0
Hayfin SOF III GP S.a.r.l.: 0
Hayfin Special Opportunities Fund III ScSp: 0
Hayfin Hostplus GP Limited: 0
Hayfin Hostplus LP: 0
Hayfin Chief GP Limited: 0
Hayfin Chief LP: 0
SunHay GP Limited: 0
SunHay LP: 0
Hayfin Big Cypress GP Limited: 0
Hayfin Big Cypress LP: 0
Hayfin Hamilton GP Limited: 0
Hayfin Hamilton LP: 0
Hayfin Opal 2020 GP Limited: 0
Hayfin Opal (A) LP: 0
Hayfin Opal (B) LP: 0
Hayfin SOF II GP Limited: 0
Hayfin Special Opportunities Fund II LP: 0
Hayfin SOF III AIV GP S.a.r.l.: 0
Hayfin AUS AIV LP - Hostplus Series: 0
Hayfin Special Opportunities Fund III AIV LP: 0
Hayfin AUS AIV LP - AUS SOF III Series: 0

Hayfin Management Holdings Limited is the sole member of, or the sole shareholder of, the general partners identified in the paragraphs that follow for Hayfin Healthcare Opportunities Invest LP, Hayfin Special Opportunities Fund III ScSp, Hayfin Hostplus LP, Hayfin Chief LP, SunHay LP, Hayfin Big Cypress LP, Hayfin Hamilton LP, Hayfin Opal (A) LP, Hayfin Opal (B) LP, Hayfin Special Opportunities Fund II LP, Hayfin AUS AIV LP - Hostplus Series, Hayfin Special Opportunities Fund III AIV LP and Hayfin AUS AIV LP - AUS SOF III Series. Accordingly, Hayfin Management Holdings Limited may be deemed to beneficially own the shares indirectly held by Hayfin Healthcare Opportunities Invest LP, Hayfin Special Opportunities Fund III ScSp, Hayfin Hostplus LP, Hayfin Chief LP, SunHay LP, Hayfin Big Cypress LP, Hayfin Hamilton LP, Hayfin Opal (A) LP, Hayfin Opal (B) LP, Hayfin Special Opportunities Fund II LP, Hayfin AUS AIV LP - Hostplus Series, Hayfin Special Opportunities Fund III AIV LP and Hayfin AUS AIV LP - AUS SOF III Series.

Hayfin Healthcare Opportunities Fund GP S.a.r.l. is the sole member of Hayfin HP GP LLC, which is the general partner of Hayfin Healthcare Opportunities Fund Invest LP. Accordingly, Hayfin Healthcare Opportunities Fund GP S.a.r.l. may be deemed to beneficially own the shares and shares subject to warrants indirectly held through Hayfin Heartflow UK Limited and Hayfin Tourmaline Luxco S.a.r.l., respectively, by Hayfin HP GP LLC, which is the general partner of Hayfin Healthcare Opportunities Fund Invest LP.

Hayfin SOF III GP S.a.r.l. is the general partner of Hayfin Special Opportunities Fund III ScSp. Accordingly, Hayfin SOF III GP S.a.r.l. may be deemed to beneficially own the shares and shares subject to warrants indirectly held through Hayfin Heartflow UK Limited and Hayfin Tourmaline Luxco S.a.r.l., respectively, by Hayfin Special Opportunities Fund III ScSp.

Hayfin Hostplus GP Limited is the general partner of Hayfin Hostplus LP. Accordingly, Hayfin Hostplus GP Limited may be deemed to beneficially own the shares and shares subject to warrants indirectly held through Hayfin Heartflow UK Limited and Hayfin Tourmaline Luxco S.a.r.l., respectively, by Hayfin Hostplus LP.

Hayfin Chief GP Limited is the general partner of Hayfin Chief LP. Accordingly, Hayfin Chief GP Limited may be deemed to beneficially own the shares and shares subject to warrants indirectly held through Hayfin Heartflow UK Limited and Hayfin Tourmaline Luxco S.a.r.l., respectively, by Hayfin Chief LP.

SunHay GP Limited is the general partner of SunHay LP. Accordingly, SunHay GP Limited may be deemed to beneficially own the shares and shares subject to warrants indirectly held by SunHay LP.

Hayfin Big Cypress GP Limited is the general partner of Hayfin Big Cypress LP. Accordingly, Hayfin Big Cypress GP Limited may be deemed to beneficially own the shares and shares subject to warrants indirectly held through Hayfin Heartflow UK Limited and Hayfin Tourmaline Luxco S.a.r.l., respectively, by Hayfin Big Cypress LP.

Hayfin Hamilton GP Limited is the general partner of Hayfin Hamilton LP. Accordingly, Hayfin Hamilton GP Limited may be deemed to beneficially own the shares indirectly held through Hayfin Heartflow UK Limited by Hayfin Hamilton LP.

Hayfin Opal 2020 GP Limited is the general partner of each of Hayfin Opal 2020 (A) LP and Hayfin Opal 2020 (B) LP. Accordingly, Hayfin Opal 2020 GP Limited may be deemed to beneficially own the shares and shares subject to warrants indirectly held through Hayfin Heartflow UK Limited and Hayfin Tourmaline Luxco S.a.r.l., respectively, by Hayfin Opal 2020 (A) LP and Hayfin Opal 2020 (B) LP.

Hayfin SOF II GP Limited is the general partner of Hayfin SOF II GP LP which is the general partner of Hayfin Special Opportunities Fund II LP. Accordingly, Hayfin SOF II GP Limited may be deemed to beneficially own the shares subject to warrants indirectly held through Hayfin Tourmaline Luxco S.a.r.l.by Hayfin Special Opportunities Fund II LP.

Hayfin SOF III AIV GP S.a.r.l. is the sole member of (i) Hayfin AUS AIV GP LLC, which is the general partner of Hayfin AUS AIV LP - Hostplus Series, (ii) Hayfin SOF III AIV GP LLC, which is the general partner of Hayfin Special Opportunities Fund III AIV LP and (iii) Hayfin AUS AIV GP LLC, which is the general partner of Hayfin AUS AIV LP - AUS SOF III Series. Accordingly, Hayfin SOF III AIV GP S.a.r.l. may be deemed to beneficially own the shares indirectly held through Hayfin Heartflow UK Limited by Hayfin AUS AIV LP - Hostplus sSeries, Hayfin Special Opportunities Fund III AIV LP and Hayfin AUS AIV LP - AUS SOF III Series.

The foregoing should not be construed in and of itself as an admission by any reporting person as to beneficial ownership of any shares owned by another reporting person. Hayfin Management Holdings Limited, Hayfin Healthcare Opportunities Fund GP S.a.r.l., Hayfin SOF III GP S.a.r.l., Hayfin Hostplus GP Limited, Hayfin Chief GP Limited, SunHay GP Limited, Hayfin Big Cypress GP Limited, Hayfin Hamilton GP Limited, Hayfin Opal 2020 GP Limited, Hayfin SOF II GP Limited and Hayfin SOF III AIV GP S.a.r.l. each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.
Percent of class: See Cover Pages Items 5-11.
Sole power to vote or to direct the vote: See Cover Pages Items 5-9.
Shared power to vote or to direct the vote: See Cover Pages Items 5-9.
Sole power to dispose or to direct the disposition: See Cover Pages Items 5-9.
Shared power to dispose or to direct the disposition: See Cover Pages Items 5-9.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Ownership of more than 5 percent on behalf of another person: See Item 4.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Identification and classification of members of the group: See Exhibit 99.1.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Exhibits
Exhibit Index

Exhibit No. Description
99.1 Joint Filing Agreement, dated as of November 13, 2025, by and among Hayfin Management Holdings Limited, Hayfin Heartflow UK Limited, Hayfin Tourmaline LuxCo S.a.r.l., Hayfin Healthcare Opportunities Fund GP S.a.r.l., Hayfin Healthcare Opportunities Invest LP, Hayfin SOF III GP S.a.r.l., Hayfin Special Opportunities Fund III ScSp, Hayfin Hostplus GP Limited, Hayfin Hostplus LP, Hayfin Chief GP Limited, Hayfin Chief LP, SunHay GP Limited, SunHay LP, Hayfin Big Cypress GP Limited, Hayfin Big Cypress LP, Hayfin Hamilton GP Limited, Hayfin Hamilton LP, Hayfin Opal 2020 GP Limited, Hayfin Opal 2020 (A) LP, Hayfin Opal 2020 (B) LP, Hayfin SOF II GP Limited, Hayfin Special Opportunities Fund II LP, Hayfin SOF III AIV GP S.a.r.l., Hayfin AUS AIV LP - Hostplus Series, Hayfin Special Opportunities Fund III AIV LP, and Hayfin AUS AIV LP - AUS SOF III Series.

## Signatures
- Hayfin Management Holdings Limited: By: /s/ David Rushford, David Rushford, Authorised Signatory (11/13/2025)
- Hayfin Heartflow UK Limited: By: /s/ Jessica Gray, Jessica Gray, Director (11/13/2025)
- Hayfin Tourmaline LuxCo S.a.r.l.: By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin Tourmaline LuxCo S.a.r.l.: By: /s/ Taavi Davies, Taavi Davies, Manager (11/13/2025)
- Hayfin Healthcare Opportunities Fund GP S.a.r.l.: By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin Healthcare Opportunities Fund GP S.a.r.l.: By: /s/ Taavi Davies, Taavi Davies, Manager (11/13/2025)
- Hayfin Healthcare Opportunities Invest LP: acting by its general partner, HAYFIN HF GP LLC, acting by its sole member, Hayfin Healthcare Opportunities Fund GP S.a.r.l., By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin Healthcare Opportunities Invest LP: By: /s/ Taavi Davies, Taavi Davies, Manager (11/13/2025)
- Hayfin SOF III GP S.a.r.l.: By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin SOF III GP S.a.r.l.: By: /s/ Emmanuel Mougeolle, Emmanuel Mougeolle, Manager (11/13/2025)
- Hayfin Special Opportunities Fund III SCSp: acting by its general partner, HAYFIN SOF III GP S.A.R.L., By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin Special Opportunities Fund III SCSp: By: /s/ Emmanuel Mougeolle, Emmanuel Mougeolle, Manager (11/13/2025)
- Hayfin Hostplus GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Hostplus LP: acting by its general partner, HAYFIN HOSTPLUS GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Chief GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Chief LP: acting by its general partner, HAYFIN CHIEF GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- SunHay GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- SunHay LP: acting by its general partner, SUNHAY GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Big Cypress GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Big Cypress LP: acting by its general partner, HAYFIN BIG CYPRESS GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Hamilton GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Hamilton LP: acting by its general partner, HAYFIN HAMILTON GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Opal 2020 GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Opal 2020 (A) LP: acting by its general partner, HAYFIN OPAL 2020 GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Opal 2020 (B) LP: acting by its general partner, HAYFIN OPAL 2020 GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin SOF II GP Limited: By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin Special Opportunities Fund II LP: acting by its general partner, HAYFIN SOF II GP LP, acting by its general partner, HAYFIN SOF II GP LIMITED, By: /s/ Anneka Bavalia, Anneka Bavalia, Director (11/13/2025)
- Hayfin SOF III AIV GP S.a.r.l.: By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin SOF III AIV GP S.a.r.l.: By: /s/ Emmanuel Mougeolle, Emmanuel Mougeolle, Manager (11/13/2025)
- Hayfin AUS AIV LP - Hostplus Series: acting by its general partner, HAYFIN AUS AIV GP LLC, acting by its member, HAYFIN SOF III AIV GP S.A.R.L. -, By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin AUS AIV LP - Hostplus Series: By: /s/ Emmanuel Mougeolle, Emmanuel Mougeolle, Manager (11/13/2025)
- Hayfin Special Opportunities Fund III AIV LP: acting by its general partner, HAYFIN SOF III AIV GP LLC, acting by its sole member, HAYFIN SOF III AIV GP S.A.R.L., By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin Special Opportunities Fund III AIV LP: By: /s/ Emmanuel Mougeolle, Emmanuel Mougeolle, Manager (11/13/2025)
- Hayfin AUS AIV LP - AUS SOF III Series: acting by its general partner, HAYFIN AUS AIV GP LLC, acting by its member, HAYFIN SOF III AIV GP S.A.R.L., By: /s/ John Molloy, John Molloy, Manager (11/13/2025)
- Hayfin AUS AIV LP - AUS SOF III Series: By: /s/ Emmanuel Mougeolle, Emmanuel Mougeolle, Manager (11/13/2025)